Exhibit 10.77

ASSET PURCHASE AGREEMENT

NutraCea, a California corporation (“Seller”), and Kerry Inc., a Delaware corporation (“Buyer”) agree, effective as of February 11, 2010 (“Effective Date”), as follows:

1.             Background and Purpose

1.1           Bankruptcy.  Seller is the debtor and debtor-in-possession in Chapter 11 Case No. 2:09-bk-28817-PHX-CGC (“Bankruptcy Case”), which is presently pending in the United States Bankruptcy Court for the District of Arizona (“Bankruptcy Court”).

1.2           Purchase and Sale.  Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase, acquire and assume from Seller, pursuant to Sections 363 and/or 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et. seq., all of the Purchased Assets and Assumed Liabilities, as those terms are defined below, upon the terms and conditions set forth in this Asset Purchase Agreement (“Agreement”).

1.3           Bankruptcy Court Approval.  This Agreement and Seller’s obligations hereunder are subject to approval by the Bankruptcy Court in the Bankruptcy Case.

2.             Purchase and Sale of Assets; Assumption of Obligations.

2.1.           Purchased Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer all of Seller’s right title and interest in the Purchased Assets, free and clear of all liens.  “Purchased Assets” shall mean, all of the following assets of Seller used, or intended for use by Seller, in Seller’s infant cereal business (“Business”), and excluding any of the Excluded Assets described in Section 2.2:

(a)           Equipment.  The equipment, machinery, tools and assets used in the Business including, but not limited to, those listed on Schedule 2.1(a) (“Equipment”);

(b)           Inventory.  All inventory of the Business existing at the Closing, including raw materials, work in progress inventory, packaging materials, finished goods and goods held for resale, but excluding any inventory that is (i) obsolete, (ii) in excess of the quantity that could be used in the normal course of the business of the Business and (iii) has a shelf life of less than one hundred twenty (120) days (“Inventory”);

(c)           Contract Rights.  All purchase orders for products of the Business in existence at the Closing (other than purchase orders 3 and 4 from Biostime, which purchase orders Buyer has reviewed) including, but not limited to, those purchase orders described on Schedule 2.1(c) (“Assigned Contracts”);

(d)           Customer and Supplier Lists and Trading Data.  All customer and supplier lists relating solely to the Business and all historical trading data (customer and supplier) relating solely to the Business.  For purpose of this Section 2.1(d), “historical trading data” shall mean data such as purchase orders, quality data, production and service data, stacking information, and the like (but not including routine e-mails between Seller and the customer or supplier) relating to the manufacture and sale of products of the Business during calendar years 2008 and 2009 and through the date of this Agreement;

(e)           Intellectual Property.  All intellectual property, including know-how, used by Seller in and which is specific to the Business.   With respect to intellectual property of Seller used in the Business but which is not specific to the Business and which Buyer shall reasonably need in order to conduct the Business as conducted prior to the Closing, Seller shall grant Buyer a nonexclusive, royalty-free license to use such intellectual property as provided in a license agreement in the form of Exhibit A hereto; and

(f)            Fixtures.  The fixtures, if any, described in Schedule 2.1(f) (the “Purchased Fixtures”).

2.2.           Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey Excluded Assets to Buyer, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean any asset not specifically identified as a Purchased Asset in Section 2.1.  Without limiting the generality of the foregoing, Excluded Assets include the following assets of Seller:

(a)           This Agreement.  Any and all rights of Sellers in this Agreement and any agreement or document entered into or delivered pursuant to this Agreement;

(b)           Avoidance Claims.  All avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law;

(c)           Contracts.  All purchase orders or agreements of Seller that are not Assigned Contracts;

(d)           Accounts Receivable.  All accounts receivable (including unbilled receivables), prepaid assets and deposits, unbilled costs and fees, any rights under any credit facilities or letters of credit, including, without limitation, any such assets that relate to the Business and that arise prior to the Closing;

(e)           Insurance. All rights under Sellers’ insurance policies and any right to refunds due with respect to such insurance policies and all rights of Seller under or pursuant to all warranties, representations and guarantees made by third parties relating to the Excluded Assets or liabilities of Seller to the extent such liabilities are not Assumed Liabilities;

(f)            Benefit Plans.  Any rights to any employee benefit plans and any records relating thereto;

(g)           Cash and Cash Equivalents.  All cash and cash equivalents (including marketable securities and short-term investments);

(h)           Records.  Corporate seals, charter documents; minute books, stock transfer records, or other records related to the corporation organization of Seller;

(i)            Taxes.  All claims for refund of taxes and other amounts and all rights to tax loss carryforwards of Seller;

(j)            Director and Officer Claims.  Any claims against Seller’s directors or officers;

(k)           Other Excluded Assets.  Other assets of Seller that are not used in the Business;

(l)            Real Property and Fixtures.  Any real property (including the plants of Seller located in Dillon, Montana and Phoenix, Arizona), real property leases or fixtures other than the Purchased Fixtures;

(m)           Intellectual Property.  Subject to Buyer’s rights under the license agreement referred to in Section 2.1 (e), all intellectual property rights of Seller (1) relating to manufacturing or marketing stabilized rice bran or rice bran oil, (2) not specific to the Business, or (3) consisting of trademarks, trade names, copyrights, patents and applications therefor;

(n)           Other Equipment.  Any equipment, machinery, tools and assets of like character used in Seller’s business in Dillon, Montana or other locations other than at Seller’s facility in Phoenix, Arizona and the machinery, equipment, tools and assets located in Seller’s Phoenix, Arizona plant described on Schedule 2.2(n);

(o)           Employment Agreements.  Any employment agreements or personnel records; and

(p)           Excluded Inventory.  Any inventory of the Business, which is not included in the Inventory (the “Excluded Inventory”).

2.3           Assumption of Certain Obligations.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the Assumed Obligations.  “Assumed Obligations” shall mean the following obligations:

(a)           Assigned Contracts.  All obligations under the Assigned Contracts to be performed after the Closing, including all warranty obligations for products sold by Buyer after the Closing; and

(b)           Other Obligations.  Those obligations described on Schedule 2.3(b) hereto.

2.4           Excluded Obligations.   Buyer shall not assume or be obligated to pay, perform or otherwise discharge any obligation or liability of Seller relating to the Business, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to this Agreement or the Assignment and Assumption Agreement (all such obligations and liabilities not being assumed being herein called the “Excluded Obligations”).

2.5           Purchase Price.

(a)           Purchase Price and Inventory.  Subject to automatic adjustment as provided below in Section 6.1(e), in consideration of the transfer of the Purchased Assets, Buyer shall pay to Seller an aggregate purchase price equal to the sum of (i) Three Million, Nine Hundred Thousand Dollars ($3,900,000) and (ii) Seller’s cost for the Inventory (not including the Excluded Inventory) (the “Purchase Price”).

For purposes of this Agreement, Seller’s cost for the Inventory shall be based on (i) a physical inventory taken by Seller approximately four (4) days before the Closing, at which representatives of Buyer shall be permitted to be present and (ii) the business records of the Business. Seller shall notify Buyer in writing of the date and time for the taking of the inventory not less than five (5) days in advance thereof.  Not less than three (3) days prior to the Closing, Seller shall deliver to Buyer a written description of the Inventory and Seller’s determination of the cost of the Inventory (“Inventory Notice”).  By the end of the second day after the day on which Seller delivered the Inventory Notice to Buyer, Buyer shall send written notice to Seller indicating whether or not Buyer agrees with Seller’s determination of the items included in the Inventory and/or the cost of the Inventory and the reasons why Buyer disagrees with Seller’s determination of either the items included in or the cost of the Inventory.  If Buyer does not timely deliver such notice, Buyer shall be deemed to agree with Seller’s determination of the items included in and/or the cost of the Inventory.  If Buyer disagrees with the Seller’s determination of the items included in and/or the cost of the Inventory, Buyer and Seller shall meet by telephone or as otherwise agree and attempt in good faith to resolve any such disagreements.  In the event Buyer and Seller are not able to resolve such disagreements, Buyer shall not be obligated to purchase or pay for that portion of the Inventory which Buyer and Seller have been unable to agree should be included in the Inventory or the cost thereof, and such items shall be included in the Excluded Inventory.

(b)           Finder’s Fee.  At Closing, Two Hundred Thousand Dollars ($200,000) of the Purchase Price shall be paid by Buyer on Seller’s behalf to Drum Drying Resources, LLC in satisfaction of a finder’s fee owed by Seller to Drum Drying Resources, LLC.

2.6.           Deposit.  On the date a Bid Procedures Order is issued by the Bankruptcy Court, Buyer shall deliver to an escrow agent jointly selected by Seller and Buyer (“Escrow Agent”) cash in the amount of Two Hundred Fifty Thousand Dollars ($250,000) as an earnest money deposit (“Deposit”), to be held in escrow pursuant to the terms and conditions of an escrow agreement mutually acceptable to Seller and Buyer which shall provide for release of the Deposit as provided in this Section 2.6 and Section 10.3.  If the Closing occurs, Escrow Agent shall release the Deposit to Seller at the Closing as partial payment of the Purchase Price.  If this Agreement is terminated before the Closing occurs, then the Deposit shall be released as provided in Section 10.3.  Pending its proper release pursuant to the provisions of this Section 2.6, the Deposit shall be held by the Escrow Agent in an interest bearing escrow account.  Notwithstanding anything contained herein to the contrary, any interest which has accrued with respect to the Deposit, shall be released to the Buyer from time to time in accordance with Buyer’s instructions to the Escrow Agent.  Seller and Buyer agree to prepare, execute and deliver such written instructions as the other party or the Escrow Agent may reasonably request to ensure that the Deposit is released in accordance with this Section 2.6.  Nothing contained in this Section 2.6 shall be deemed to constitute a limitation on damages or limit any remedies otherwise available to Buyer or Seller.  Seller and Buyer shall each pay one half of the fees of the Escrow Agent.  Seller shall acquire no rights in the Deposit other than as expressly set forth herein, and the Deposit shall not become property of Seller’s bankruptcy estate prior to the time that it is released, or should properly be released, to Seller under the provisions of this Agreement.

3.             Closing.  The closing of the purchase and sale contemplated by this Agreement and the transfer of possession of the Purchased Assets shall be given to Buyer (the “Closing”) at a closing to be held at the office of the Escrow Agent on or before March 15,  2010, or on such other date as the parties may agree, which date, however determined, is designated the "Closing Date."  At the Closing:

3.1.           Deliveries by Seller.  Seller shall sign and deliver or cause to be delivered to Buyer all documents and instruments necessary to carry out the terms and provisions of this Agreement and to effectuate the purpose of the transaction, including without limitation,

(a)           Officer’s Certificate.  A certificate of an authorized officer of Seller dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying on behalf of Seller as to (i) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) the incumbency and signatures of the officers of Seller executing this Agreement and any other documents delivered by Seller in connection with the Closing;

(b)           General Assignment and Bill of Sale.  A General Assignment and Bill of Sale in form reasonably acceptable to Buyer and Seller covering all of the applicable Purchased Assets (“General Assignment and Bill of Sale”);

(c)           Assignment and Assumption Agreement.  An Assignment and Assumption Agreement in form reasonably acceptable to Buyer and Seller covering all of the Assumed Liabilities (“Assignment and Assumption Agreement”);

(d)           Toll Processing Agreement.  A Toll Processing Agreement, substantially in the form of Exhibit B to this Agreement (“Toll Processing Agreement”);

(e)           Other Documents.  Such other certificates, assurances and documents as may reasonably be requested by Buyer in connection with the consummation of the transactions contemplated hereby;

(f)           Affidavit.  An affidavit, in appropriate form, that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code; and

(g)           Funds Flow Memorandum.  A Funds Flow Memorandum in the form of Exhibit C (“Funds Flow Memorandum”) duly executed by Seller.

3.2.           Deliveries by Buyer.  Buyer shall deliver or cause to be delivered to Seller:

(a)           Assignment and Assumption Agreement.  The Assignment and Assumption Agreement duly executed by Buyer;

(b)           Toll Processing Agreement.  The Toll Processing Agreement duly executed by Buyer;

(c)           Purchase Price.  An amount in immediately available funds equal to the Purchase Price less the Deposit; and

(d)           Other Documents.  Such other certificates, assurances and documents as may reasonably be requested by Seller in connection with the consummation of the transactions contemplated hereby

3.3.           Instrument Date.  Unless otherwise provided herein, all such documents and instruments so delivered shall be dated the Closing Date and be satisfactory as to form and content to each party and their respective counsel.

4.           Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

4.1           Power and Authority.  Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of California.  Seller has the requisite corporate power and authority to enter into this Agreement and, subject to the Bankruptcy Court’s entry of the Sale Order and the Bidding Procedure Order, each as defined below, to perform its obligations pursuant to this Agreement.  Seller's execution, delivery and performance of this Agreement and all other agreements executed or to be executed by Seller in connection with or pursuant to this Agreement have been duly authorized by all requisite corporate authority of Seller.  Subject to the Bankruptcy Court’s entry of the Sale Order, this Agreement and all other agreements and instruments executed or to be executed by Seller in connection with or pursuant to this Agreement constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their respective terms;

4.2           Due Execution and Delivery.  This Agreement has been duly executed and delivered by Seller;

4.3           Title.  Subject to the entry of the Sale Order, at the Closing, Seller has or will obtain good and marketable title to or valid and enforceable right by contract to use the Purchase Assets, which shall be transferred to Buyer free and clear of all liens, encumbrances and adverse claims.

4.4           Condition of Equipment.  As of the date hereof and as of the Closing Date, to Seller’s knowledge, all of the Equipment, except as set forth in Schedule 4.4, is in good and serviceable condition and suitable for the uses intended, subject to normal wear and tear.

4.5           Inventory.  All of the items included in the Inventory shall be in good, merchantable and useable condition and shall neither be (i) obsolete, (ii) in excess of the quantity which could be used in the normal course of business within three (3) months of the date of Closing, nor (iii) shall have a shelf life of less than one hundred twenty (120) days.

4.6           Assigned Contracts.  Except as set forth in Schedule 4.6 each of the Assigned Contracts constitutes a valid and binding obligation of Seller and, to the knowledge of Seller, all of the other parties thereto, and each such contract is in full force and effect and, unless otherwise resulting from actions of Buyer, will continue in full force and effect after the Closing Date without breaching the terms thereof nor resulting in the forfeiture or impairment of any rights thereof and without the consent or approval of any other party.  Except as disclosed in writing to Buyer, as of the Closing Date, Seller shall have fulfilled and performed all its obligations under each of the Assigned Contracts that were to be performed as of such date, and Seller shall not be in, nor shall Seller have received any notice that Seller is in, breach or in default under any such contract.  Complete and correct copies of each of the Assigned Contracts have been or will be delivered to Buyer prior to the Closing Date.

4.7           Customers and Suppliers.  Set forth in Schedule 4.7 is the list of the names and addresses of the five largest customers and the five largest suppliers of Seller in respect of the Business and the percentage of the Business which each such customer or supplier represents for each of the years ended December 31, 2008 and 2009.

4.8           Warranties of Product.  The formal warranties provided under the Assigned Contracts are contained in the terms of the Assigned Contracts.  Schedule 4.8 sets forth a summary of the warranty expense incurred by the Business during each of the years ended December 31, 2008, and 2009.

4.9           Pending Actions.  Except as set forth in Schedule 4.9, there exists no pending nor, to the knowledge of Seller, threatened action, suit, inquiry or investigation by any person or any governmental authority relating to any product manufactured, distributed or sold by the Business to a third party and which is alleged to have been defective or improperly manufactured or in breach of any expressed or implied product warranty.

Schedules 4.4, 4.6, 4.7, 4.8 and 4.9 may be revised from time to time by Seller prior to Closing to reflect any changes that occur from the Effective Date until the Closing Date.  Seller shall promptly deliver such revised schedules to Buyer.  Notwithstanding the foregoing, if any such revised Schedule or such revised Schedules in the aggregate reflect changes that have an adverse effect on the Business in an amount in excess of One Hundred Thousand Dollars ($100,000), Buyer, at its sole discretion, may terminate this Agreement.

5.             Representations and Warranties by Buyer.  Buyer hereby represents and warrants to Seller as follows:

5.1           Corporate Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

5.2           Authorization and Validity.  Buyer has all requisite corporate power and authority to enter into this Agreement and has or will have all requisite corporate power and authority to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and all other agreements executed or to be executed by Buyer in connection with or pursuant to this Agreement have been, or on the Closing Date will be, duly authorized by all necessary corporate action by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buyer and constitutes valid and binding obligations, enforceable against Buyer in accordance with its terms.

5.3           No Conflict or Violation.  The execution, delivery and performance by Buyer of this Agreement and any other agreements entered into by Buyer in connection with this Agreement do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Buyer, (ii) violate any order, judgment or decree of any court or government applicable to Buyer; or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract to which Buyer is party or by which Buyer is bound or to which any of Buyer’s properties or assets is subject.

5.4           Adequate Assurances Regarding Acquired Contracts. Buyer is capable of satisfying the requirements of Section 365(f)(2)(B) of the Bankruptcy Code with respect to the Assigned Contracts, and with respect to the Assigned Contracts set forth in Schedule 2.1(c) is otherwise capable of performing all obligations to be performed thereunder.

5.5           Adequacy of Funds.  Buyer has and on the Closing Date will have access to sufficient resources to pay the Purchase Price and has provided Seller reasonable assurances thereof prior to the date of this Agreement.

5.6           As Is, Where Is.  Buyer acknowledges that the representations and warranties of Seller contained in Section 4 of this Agreement are the only representations or warranties given by Seller and that all other express or implied warranties are disclaimed. Without limiting the foregoing, Buyer acknowledges that the Acquired Assets are conveyed “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability or fitness for a particular purpose are disclaimed.  WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY OF SELLER’S OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES OR AFFILIATES HAVE MADE ANY REPRESENTATION OR WARRANTY CONCERNING ANY (A) USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT; (B) FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE PURCHASED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES; OR (C) OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS.

6.             Bankruptcy Matters.

6.1           Bankruptcy Court Approval and Bid Procedures.

(a)           This Agreement shall be subject to the consideration of higher or better offers submitted in accordance with the procedures for the submission of competing bids for the acquisition of the Purchased Assets as set forth on Exhibit D hereto (the “Bid Procedures”).  Seller may provide information concerning the Purchased Assets to prospective bidders who contact Seller, but Seller may not consider, solicit, or negotiate the terms of any transaction involving the sale or disposition of all or a material portion of the Business or the Purchased Assets with any person or entity other than Buyer until the Bankruptcy Court has entered an order that, among other things, approves the Due Diligence Expense Reimbursement (as defined in the Bid Procedures) on the terms set forth in this Agreement and approves the Bid Procedures and related matters as set forth in Exhibit D (hereinafter referred to as the “Bid Procedures Order”).  Thereafter, Seller may consider, solicit, engage in negotiations regarding or accept an Alternative Transaction (as defined below) only as permitted by the Bid Procedures Order.

(b)           Within not more than two (2) business days of the Effective Date, Seller shall file (or shall have filed before the Effective Date) with the Bankruptcy Court a motion (the “Bidding Procedures Motion”) that requests the Bankruptcy Court’s entry of the Bid Procedures Order and a motion (the “Sale Motion”) for entry of an order approving Seller’s execution and delivery of this Agreement and the performance of its obligations hereunder pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code and containing, among other things, provisions substantially the same as those set forth in Exhibit E and as Buyer otherwise may reasonably request (the “Sale Order”), as promptly as practicable and in no event later than March 4, 2010 (the “Sale Order Deadline”), and Seller shall consult with Buyer concerning all matters arising in the Bankruptcy Case that relate to or may have a material effect on this Agreement or the approval of the Bidding Procedures Motion or the Sale Motion.

(c)           Seller shall provide Buyer with copies of all motions, applications, and supporting papers prepared by Seller (including forms of orders and notices to interested parties) relating in any way to Buyer or the transactions contemplated by this Agreement and shall obtain Buyer’s approval thereof, which shall not be unreasonably withheld, prior to filing.

(d)           Seller shall give appropriate notice, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating to this Agreement or the transactions contemplated hereby.  Without limiting the foregoing, the form, substance and manner of giving of such notice, and the related opportunity for a hearing, shall comply, to the extent applicable, with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedures, all applicable rules of the Bankruptcy Court and any order of the Bankruptcy Court and such notice shall be reasonably satisfactory to Buyer.

(e)           Seller acknowledges that Buyer has made (and will make) a substantial investment of management time and has incurred (and ~~(~~will incur) substantial out-of-pocket expenses in connection with the negotiation of this Agreement, its due diligence of the transaction and its efforts to consummate the transactions contemplated by this Agreement.  Therefore, in consideration thereof, Seller has agreed to seek as part of the Bid Procedures Order the Bankruptcy Court’s approval of the provisions of this Agreement relating to the Due Diligence Expense Reimbursement and Seller’s obligations in connection therewith shall have the status of an administrative expense pursuant to Section 503(b)(1)(A) of the Bankruptcy Code.  Notwithstanding any other term or provision in this Agreement to the contrary, to the extent the Bankruptcy Court does not approve the Due Diligence Expense Reimbursement in the Bid Procedures Order on the terms as set forth herein and Exhibit D as attached hereto, the Purchase Price shall be deemed to be automatically reduced by an amount equal to the difference between the amount of $150,000.00 and the actual amount, if any, of the Due Diligence Expense Reimbursement that is approved by the Court in the Bid Procedures Order.

(f)            Seller will use its best efforts to obtain entry of the Bid Procedures Order and Seller understands and acknowledges that without the protection of the Due Diligence Expense Reimbursement or, alternatively, the automatic adjustment to the Purchase Price as provided in Section 6.1(e) above, Buyer would not have been willing to enter into this Agreement or consummate any of the transactions as contemplated herein to acquire the Purchased Assets.  In the event that Buyer becomes entitled to payment of the Due Diligence Expense Reimbursement under the terms of the Bid Procedures, Buyer shall submit detailed bills and invoices to Seller to establish the amount of its out-of-pocket expenses, and any dispute in that regard shall be submitted to the Bankruptcy Court for resolution.

(g)           Seller and Buyer each acknowledge that this Agreement is the culmination of an extensive process undertaken by Seller to identify and negotiate a transaction with a bidder who is prepared to pay the highest and best purchase price for the Purchased Assets while assuming or otherwise satisfying the Assumed Liabilities in order to maximize the value of those assets to the estate. The overbid provisions and related bidder protections set forth in the Bid Procedures attached hereto as Exhibit D and approved in the Bid Procedures Order are designed to induce Buyer to enter into this Agreement and to reimburse Buyer for its efforts and agreements to date and throughout the sale process contemplated by the Bid Procedures Order as well as to facilitate a full and fair process designed to maximize the value of the Purchased Assets for the benefit of the creditors and stakeholders of Seller.

6.2           Buyer Actions.  In connection with Seller obtaining approval of the Sale Order, Buyer agrees to furnish such information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

6.3           Adequate Assurance. With respect to each Assigned Contract, Buyer shall provide adequate assurance of the future performance of such Assigned Contract by Buyer.

6.4           Assignment of Contracts. At the Closing, pursuant to Sections 363 and/or 365 of the Bankruptcy Code, Seller shall assign to Buyer and Buyer shall accept such assignment and assume the obligations to be performed after the Closing under the Assigned Contracts. Notwithstanding such assignment, Seller shall be responsible for curing at its cost and expense any defaults which exist under the Assignment Contracts on or prior to the Closing Date.

6.5           Competing Transaction. Seller will promptly notify Buyer of, and shall disclose to Buyer the terms of any competing proposal received by Seller for the purchase of the Purchased Assets or the assignment of the Assigned Contracts (each a “Competing Bid”).  Following entry of the Bid Procedures Order, Seller shall be free to negotiate with prospective bidders who have executed a confidentiality agreement with Seller. Seller will promptly provide to Buyer any non-public information provided by Seller to any other party which was not previously provided to Buyer. Seller shall comply in all respects with its obligations under the Bid Procedures Order.

7.             Tax Matters.

7.1           Transfer Taxes.  To the extent the sale of the Purchased Assets hereunder are subject under applicable law to sales, transfer, use, stamp or similar taxes that are not exempt under Bankruptcy Code section 1146, such taxes shall be paid equally by Seller and Buyer.  At the Closing, Buyer shall provide to Seller a sales tax resale certificate for the state(s) that are reasonably requested by Seller.

7.2           Apportionment of the Purchase Price.    The Purchase Price shall be allocated as provided on Exhibit F.  The parties agree that this Purchase Price allocation is in accordance with Treasury Regulation Section 1.1060-1T and, absent manifest error, such allocation shall apply for purposes of completing IRS Form 8594 (as provided for below).  Neither Seller nor Buyer shall file any return or take a position with any taxing authority that is inconsistent with any allocation pursuant hereto.  “Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), or other federal tax statutes.

7.3           Ad Valorem Obligations.  All personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period (as defined below) and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period (defined below), and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. For purposes of this Section “Pre-Closing Tax Period” shall mean (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date. All Apportioned Obligations shall be timely paid and all applicable filings, reports and returns shall be filed as required by applicable law.

8.             Additional Covenants.

8.1.           Investigation of Business; Access to Properties and Records.  Prior to the Closing, Seller shall give to Buyer and its legal counsel, accountants and other representatives, following reasonable notice and as often as may reasonably be requested, full access during normal business hours to all of the Purchased Assets for inspection, and shall permit them to consult with management employees, and with key customers and suppliers as mutually agreed by Seller and Buyer, to allow Buyer full opportunity to make such investigations as are necessary to analyze the affairs of the Business and the purchased assets.

8.2            Confidentiality.

(a)            Prior to Closing; Termination.  The parties acknowledge that Seller and Buyer have previously executed a Confidentiality Agreement, dated November 4, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)            Post-Closing.  Except as otherwise required by law, after the Closing, Seller shall, and shall cause its respective affiliates and representatives to hold in confidence all customer lists included in the Purchased Assets.

8.3           Non-Solicitation.

(a)           From the Effective Date until the second (2nd) anniversary of the Effective Date, neither Buyer nor any affiliate, employee or agent of Buyer shall encourage, induce, attempt to induce, solicit or attempt to solicit any employee of Seller to terminate his or her employment with Seller or to take employment with another person except with respect to the Buyer Candidates as provided under Section 8.7; provided, however, that the foregoing limitation will not prevent Buyer from hiring any such person (i) who contacts Buyer on his or her own initiative without any direct or indirect solicitation by or encouragement from or on behalf of Buyer or Buyer’s affiliates, employees or agents, (ii) who contact Buyer as a result of placing general advertisements in trade journals, newspapers or similar publications that are not directed at Seller or its employees, or (iii) whose employment with Seller has been terminated without any contact or inducement by Buyer or Buyer’s affiliates, employees or agents; or

(b)           Unless and until the Closing occurs, from the Effective Date until the first (1st) anniversary of the Effective Date, neither Buyer nor any affiliate, employee or agent of Buyer shall solicit away, interfere with, or in any manner persuade or attempt to persuade any person or entity that is a client, customer or supplier of Seller or any of Seller’s subsidiaries, if Buyer first learned about such client, customer or supplier from Seller, to discontinue a business relationship with Seller or any of Seller’s subsidiaries.

8.4           Conduct of the Business Pending the Closing.

(a)           Affirmative Actions.  Prior to the Closing, except (1) as set forth on Schedule 8.4(a), (2) as required by applicable law, (3) as otherwise expressly contemplated by this Agreement, (4) with the prior written consent of Buyer or (4) further order of the Bankruptcy Court, Seller shall:

(i)           Ordinary Course.  Conduct the Business in the ordinary course and preserve and maintain the Purchased Assets in the condition in which they were existing as of the date hereof, provided, that Seller may continue to sell inventory in the ordinary course of business up to the Closing Date;

(ii)           Preservation of Business.  Use commercially reasonable efforts to (A) preserve the present business operations and organization of the Business and (B) preserve the present relationships with customers, suppliers and distributors for the Business; and

(iii)           Maintenance of Inventory Levels.  Allow the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business.

(b)           Negative Covenants.  Except (1) as set forth on Schedule 8.4(b), (2) as required by  further order of the Bankruptcy Court or (3) with the prior written consent of Buyer, Seller shall not:

(i)             Liens.  Subject any of the Purchased Assets to a lien or security interest other than liens or security interests that will be discharged in full prior to Closing in connection with the Sale Order or any other actions of the Bankruptcy Court;

(ii)           Dispose of Purchased Assets.  Except for the sale of inventory in the ordinary course of the Business, sell, lease, transfer or otherwise dispose of any of the Purchased Assets;

(iii)           Modify Assigned Contracts.  Except as consented to by Buyer, modify, amend or terminate any contract that is an Assigned Contract; provided that Seller may  modify, amend or terminate any such contract in the ordinary course of business so long as such change does not have more than incidental adverse consequences on the Business;

(iv)           Waiver of Rights.  Except as consented to by Buyer, waive any material rights included in the Purchased Assets;

(v)           Adverse Actions.   Take any action that would materially and adversely affect the Business or the Purchased Assets;

(vi)           Prevent Transaction.  Take any action that would reasonably be expected to prevent, or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement; or

(vii)          Agreements.  Agree to do anything prohibited by this Section 8.4.

8.5.           All Reasonable Efforts.  Subject to the terms and conditions herein provided, Seller and Buyer agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing.

8.6           Publicity. Neither Seller nor Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Buyer or Seller, disclosure is otherwise required by applicable law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any market on which Seller’s securities trade, provided that the party intending to make such release shall use commercially reasonable efforts consistent with such applicable law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.7.           Employee Matters.  Buyer shall have no obligation to offer employment post-Closing to any employee of Seller who is primarily employed in the Business.  Seller acknowledges that Buyer has identified to Seller in writing two employees of the Business (the “Buyer Candidates”) to whom Buyer contemplates discussing employment with and making employment offers on or after the Closing and that Seller will not treat any post-closing offer of employment by Buyer to such Buyer Candidates as a breach of any provision in this Section 8.7 or Section 8.3.  Prior to Closing and during the term of the Toll Processing Agreement, solely in connection with the transition of the Business to Buyer, Seller shall provide Buyer with reasonable access to employees of the Business from time to time following reasonable requests so long as meetings between Buyer and any such employee do not conflict with such employee’s employment obligations to Seller; provided, however, that Buyer shall not induce or solicit any such employee (other than a Buyer Candidate after the Closing) to terminate his or her employment with Seller.  If this Agreement is terminated, neither Buyer nor any of Buyer’s affiliates shall hire any of such employee of Seller (as employee or independent contractor) for two (2)  years following the Effective Date; provided, however, that the foregoing limitation will not prevent Buyer from hiring any such person (i) who contacts Buyer on his or her own initiative without any direct or indirect solicitation by or encouragement from or on behalf of Buyer or Buyer’s affiliates, employees or agents, (ii) who contact Buyer as a result of placing general advertisements in trade journals, newspapers or similar publications that are not directed at Seller or its employees, or (iii) whose employment with Seller has been terminated without any contact or inducement by Buyer or Buyer’s affiliates, employees or agents.

8.8.           Further Assurances.  Seller and Buyer agree that, from time to time, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purpose and intent of this Agreement.

8.9           Post-Closing Removal of Equipment and Inventory.  The parties understand and agree that the Purchased Assets comprised of Equipment as described in Section 2.1(a) will be removed from Seller’s premises by Buyer following the Closing and that the Purchased Assets comprised of Inventory as described in Section 2.1(b) less any Excluded Inventory as described in Section 2.5, subject to the terms of the Toll Processing Agreement will be removed from Seller’s premises by Buyer following the Closing.  On or prior to the Closing Date, Seller shall notify Buyer in writing of the location of all the Equipment and Inventory.  Seller shall provide to Buyer reasonable access to Seller’s facilities at all reasonable times to facilitate the removal of the Equipment and the Inventory from Seller’s facilities.  Buyer shall remove and take possession of all Equipment no later than ninety (90) days following the Closing Date.  Buyer, subject to terms of the Toll Processing Agreement, shall remove and take possession of all the Inventory no later than ninety (90) days following the Closing Date.  Buyer shall be responsible for all costs and expenses relating to Buyer’s removal and taking possession of the Equipment and Inventory.  Buyer shall assume the risk of and be responsible for (i) any damage caused to the Equipment or Inventory following the Closing, other than damage caused to the Equipment or Inventory by Seller and (ii) any damage to buildings, improvements and fixtures caused by the negligence or misconduct of Buyer during the removal of the Equipment and Inventory.  Buyer, for itself and its contractors and subcontractors, agrees to use reasonable care and diligence in the removal of the Equipment and Inventory.  Except as provided in the immediately following paragraph, in no event will Buyer be responsible for any damage to the buildings, improvements and fixtures of Seller which are the result of the removal of the Equipment and Inventory and which could have been reasonably expected to occur as part of the removal process using reasonable care and diligence and which were not the result of any negligence or misconduct by Buyer or Buyer’s contractors or subcontractors.

Buyer acknowledges that included in the Equipment to be removed from the Phoenix, Arizona plant of Seller are certain boilers and air handlers that have been installed with vents or other openings to the roof of such plant and that as the result of the removal of such Equipment there will be holes in the roof of the plant.  Buyer shall promptly repair, at Buyer’s sole expense, all holes in the roof caused by the removal of such Equipment sufficiently well to meet safety and repair standards currently in effect in the Phoenix, Arizona area.

8.10          Processing Purchase Orders.  Following the Closing, Buyer shall be responsible for and shall fulfill all obligations under the Assigned Contracts to be performed after the Closing, including without limitation, the timely satisfaction of all unfulfilled purchase orders constituting Purchased Assets.

8.11          Covenant Not to Compete.  Seller shall, and shall cause all of its affiliates to, (each a “Restricted Person”) refrain directly or indirectly from processing or selling infant cereal for a period of five (5) years from and after the Closing Date; provided however, the foregoing covenant shall not be deemed to prohibit Seller from (i) acquiring as an investment not more than one (1%) percent of the capital stock of a company whose stock is traded on a national securities exchange or (ii) engaging in such activities for the benefit of Buyer or any of Buyer’s affiliates.  Seller on behalf of itself and each Restricted Person acknowledges that (a) any violation of the provisions of this Section 8.11 would cause irreparable harm to Buyer and that money damages would not be an adequate remedy for any such violation and (b) accordingly, Buyer and its affiliates shall be entitled to obtain injunctive or other equitable relief to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages, by an appropriate court in the appropriate jurisdiction.  The remedies provided in this Section 8.11 are cumulative and shall not exclude any other remedies to which Buyer (or its affiliates) may be entitled under this Agreement or applicable law, and the exercise of a remedy under this Section 8.11 shall not be deemed an election excluding any other remedy or any waiver thereof.  If any governmental body of competent jurisdiction determines that the restrictions contained herein are too broad or otherwise unreasonable under applicable law, including with respect to time or geographical scope, such governmental body is hereby requested and authorized by the parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable law.  Seller, on behalf of itself and each other Restricted Person acknowledges, however, that this Agreement has been negotiated by the Restricted Person and that the geographical scope and time limitations, as well as the limitation on activities, contained herein are reasonable in light of the circumstances pertaining to the Business, Purchased Assets and the transactions contemplated by the Agreement

9.             Conditions to Obligations.

9.1           Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable law):

(a)           Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as if originally made on and as of the Closing Date, except for the representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects as of the Agreement Date and as of the Closing Date;

(b)           Covenants.  Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Seller prior to the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of Seller on behalf of Seller, dated the Closing Date, to the foregoing effect;

(c)           Governmental Consents.  All consents, waivers, certificates, authorizations, orders or approvals of, or filings or registration with, any governmental authority that are required in order to consummate the transactions contemplated hereby shall have been obtained;

(d)           Material Adverse Change.  Since the date of this Agreement there shall not have occurred any material damage to the Equipment, Inventory or Assigned Contracts (“Material Adverse Change”).  For purposes hereof Material Adverse Change shall mean any physical damage to the Equipment, Inventory and/or Assigned Contracts having the effect of reducing the value thereof by more than Two Hundred Thousand Dollars ($200,000.00); and

(e)           Deliveries.  Seller shall have delivered, or caused to be delivered, to Buyer all of the items set forth in Section 3.1.

(f)            Consents.  Seller shall have provided to Buyer (i) all consents listed on Schedule 4.6 that Buyer reasonably requests Seller to obtain and (ii) all consents from non-governmental third parties required to allow Seller to sell the Equipment and Inventory to Buyer hereunder.

9.2           Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable law):

(a)           Representations and Warranties.  Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or similar qualifications) as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), and Seller shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect;

(b)           Covenants.  Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect; and

(c)           Deliveries.  Buyer shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 3.2.

9.3           Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer and Seller in whole or in part to the extent permitted by applicable law):

(a)           Governmental Orders.  There shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b)           Sale Order.  The Bankruptcy Court shall have entered the Sale Order no later than the Sale Order Deadline and its effectiveness shall not have been stayed as of the Closing Date.

(c)           No Legal Prohibitions.  No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated;

(d)           No Actions or Proceedings.  No action or proceeding shall have been commenced before any governmental authority (by a party other than an Affiliate of Buyer) against Buyer seeking to (i) nullify, restrict or modify the rights and protections afforded Buyer in this Agreement and the Approval Order, (ii) prevent or restrain, or materially and adversely alter, the carrying out of this Agreement or any of the transactions contemplated hereby, (iii) declare unlawful any of the transactions contemplated by this Agreement, (iv) cause any of such transactions to be rescinded or (v) materially affect the right of Buyer to own, operate or control the Business or the Purchased Assets following the Closing;

(e)           Bid Procedure and Sale Orders.  The Bid Procedures Order and Sale Order, each containing the terms and conditions as required by this Agreement and Exhibit D and Exhibit E, respectively and otherwise being in form and substance reasonably satisfactory to Buyer, shall have been entered by the Bankruptcy Court as provided in this Agreement and neither the effectiveness nor the terms of the Sale Order shall have been modified, reversed, vacated, stayed, restrained or enjoined as of the Closing Date;

10.           Termination

10.1          Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)           Mutual.  By mutual written consent of Seller and Buyer;

(b)           Termination Date.  By Buyer or Seller, if the Closing shall not have occurred by the close of business on March 31, 2010 (the “Termination Date”); provided, further, that if the Closing shall not have occurred on or before the Termination Date due to a breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Seller, then the breaching party may not terminate this Agreement pursuant to this Section 10.1(b);

(c)           Buyer’s Conditions Impossible.  By Buyer, if any of the conditions to the obligations of Buyer set forth in Section 9.1 or 9.3 shall have become incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer;

(d)           Seller’s Conditions Impossible.  By Seller, if any condition to the obligations of Seller set forth in Section 9.2 or 9.3 shall have become incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;

(e)           Seller’s Breach Affecting Buyer’s Condition.  By Buyer, if there shall be a breach by Seller of any representation or warranty, or any covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 9.1 or 9.3, and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) business days after the giving of written notice by Buyer to Seller of such breach and (ii) the Termination Date;

(f)           Buyer’s Breach Affecting Seller’s Condition.  By Seller, if there shall be a breach by Buyer of any representation or warranty, or any covenant or agreement contained in this Agreement, which would result in a failure of a condition set forth in Section 9.2 or 9.3, and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) business days after the giving of written notice by Seller to Buyer of such breach and (ii) the Termination Date;

(g)           Governmental Order.  By Seller or Buyer if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(h)           Sale to Competing Bidder.  By Buyer or Seller if the Bankruptcy Court shall enter an Order approving a Competing Bid and escrow closes on such sale;

(i)             By Buyer, if:

(i)            Damage to Purchased Assets.  By written notice to Seller delivered within five (5) business days after Seller has provided written notice to Buyer of the suffering of damage to the Equipment, Inventory and/or Assigned Contracts which is in excess of Two Hundred Thousand Dollars ($200,000) occurs prior to the Closing Date;

(ii)           Buyer’s Due Diligence.  By written notice delivered to Seller before February 15, 2010, that Buyer is not satisfied with Buyer’s due diligence of the Business and the Purchased Assets; or

(iii)           Material Breach of Representations and Warranties.  There has been a material breach by Seller of any of its representations or warranties contained in this Agreement, which breach is not curable or, if curable, is not cured within ten (10) business days after the giving of written notice by Buyer to Seller of such breach;

(iv)           Material Breach of Covenants.  There has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Seller, which breach is not curable or, if curable, is not cured within ten (10) business days after the giving of written notice by Buyer to Seller of such breach;

(v)           Alternative Transaction.  If (A) the Bankruptcy Court has entered an order approving the sale of the Purchased Assets to a Competing Bidder and escrow has closed on such sale, (B) the Bankruptcy Court has entered an order denying approval of the Sale Motion or (C) the Sale Order shall not have been entered by the Bankruptcy Court on or before the Sale Order Deadline;

(vi)           Bid Procedures Order.  If the Bid Procedures Order shall not have been entered by the Bankruptcy Court on or before February 19, 2010, or if the Bankruptcy Court has entered an order modifying, reversing, vacating, staying, restraining or enjoining the Bid Procedures Order;

(vii)          Closing Date.  The Closing Date shall not have occurred on or prior to March 31, 2010; provided however, that the right to terminate shall not be available hereunder if the Closing shall not have occurred by such date as a result of the failure of Buyer to fulfill any of its obligations under this Agreement; or

(viii)          Lack of Bankruptcy Court Approval.  So long as Buyer is not then in breach of its obligations under this Agreement, if the Sale Order has not been entered by the Bankruptcy Court by the Sale Order Deadline.

10.2         Procedure Upon Termination. In the event of termination and abandonment by Buyer or Seller, or both, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Buyer or Seller.

10.3         Effect of Termination.

(a)           Generally.  In the event that this Agreement is validly terminated as provided herein and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and be of no further force and effect and, except as otherwise provided in this Section 10.3, there shall be no liability on the part of either party hereto (or any shareholder, director, officer, partner, employee, agent, consultant or representative of such party).

(b)           Buyer’s Fault.  If the Closing does not occur and this Agreement is terminated pursuant to Section 10.1(f), then Escrow Agent shall release the Deposit to Seller, provided, however, that if Buyer, in good faith, timely disputes the alleged breach in a written communication sent to the Seller, then before Escrow Agent may release the Deposit to Seller, the Seller shall first obtain entry of an order of the Bankruptcy Court authorizing and directing the Escrow Agent to take such action.  Buyer acknowledges and agrees that: (i) the Deposit is a reasonable estimate of, and bears a reasonable relationship to, the damages that would be suffered by Seller as a result of Buyer’s failure to perform; (ii) the actual damages suffered and costs incurred by Seller as a result of such failure to perform would be extremely difficult and impractical to determine; and, (iii) the Deposit constitutes valid liquidated damages.

(c)           Alternate Transaction.  In the event this Agreement is terminated pursuant to Sections 10.1(h), 10.1(i)(v)(A) or 10.1(i)(v)(B),provided that any termination under such subpart (B) occurs through no fault of Buyer or pursuant to any willful breach by Seller, then Seller shall pay the Due Diligence Expense Reimbursement to Buyer upon the (A) consummation of any transaction or series of transactions in which Seller sells, transfers, leases or otherwise disposes of, directly or indirectly, including through an asset sale, stock sale, merger or other similar transaction, all or substantially all of the Business or the Purchased Assets with one or more persons or entities other than Purchaser (or its affiliates) in any circumstance, including in accordance with the Bid Procedures, or (B) entry of an order confirming any plan of reorganization or liquidation in the Bankruptcy Case.

(d)           Other Termination.  If the Closing does not occur and this Agreement is terminated pursuant to Sections 10.1(a),(b),(c), (d), (e), (g), (h) or (i), then Escrow Agent shall release the Deposit to Buyer, provided, however, that if Seller, in good faith, timely disputes the alleged breach in a written communication sent to the Buyer, then before Escrow Agent may release the Deposit to Buyer, Buyer shall first obtain entry of an order of the Bankruptcy Court authorizing and directing the Escrow Agent to take such action.

(e)           Survival.  The provisions of Sections 8.2(a), 8.3, 8.6, 10.3, 11 and the last sentence of Section 8.7 shall survive any termination of this Agreement.

11.           Miscellaneous.

11.1.        Entire Agreement.  This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

11.2.        Survival.  All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the closing.

11.3.        Amendment.  The provisions of this Agreement may be modified at any time by agreement of the parties.  Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by each of the parties.

11.4.        Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

11.5.        Nonassignability.  This Agreement shall not be assigned by any party without the prior written consent of the other party.  Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the nondefaulting party to exercise all remedies available under law.

11.6.        Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

11.7.        Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

11.8.        Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth on the signature page hereto or at the most recent address specified by the addressee through written notice under this provision.  Failure to give notice in accordance with any of the foregoing methods shall not defeat the effectiveness of notice actually received by the addressee.

11.9.        Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if each of the parties had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

11.10.      Captions.  All paragraph captions are for reference only and shall not be considered in construing this Agreement.

11.11.      Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

11.12.      Governing Law.  This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and to the extent not consistent with the Bankruptcy Code, the internal laws of the State of Arizona applicable to contracts made and performed in such State (without regard to principles of conflicts of laws).

11.13.      Cumulative Remedies.  No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

11.14.       Submission to Jurisdiction; Consent to Service of Process.

(a)           Submission to Jurisdiction.  Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 11.8 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of any state or federal court located in Maricopa County, Arizona and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Consent to Service of Process.  Each of the parties hereby consents to process being served by any party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8.

11.15.      Ambiguities. The Agreement has been negotiated at arm's length between persons sophisticated and knowledgeable in the matters dealt with herein.  Each party has been represented by experienced and knowledgeable legal counsel.  Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the drafting party is not applicable and is waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties.

11.16.      Expenses.  Except as otherwise specifically set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby are consummated.

11.17.       Survival.  The representations and warranties of Buyer and Seller contained in this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing shall survive the Closing.

11.18.       Construction.  The parties have participated jointly in the negotiation and preparation of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.19.       Headings.  The division of this Agreement into articles, sections, subsections, schedules and exhibits and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The article, section, subsection and exhibit headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement.

11.20.      “Including”, “Herein” and References.  The word “including” means “including without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.  All uses of the words “herein”, “hereto”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it.  References to an article, section, subsection, schedule or exhibit refer to the applicable article, section, subsection, schedule or exhibit of this Agreement.

[Remainder of Page Intentionally Left Blank]

Each of the parties has executed this Agreement as of the Effective Date

BUYER		SELLER

KERRY INC.		NUTRACEA

By:	/s/ William R. Coole	By:	/s/ W. John Short

Name: William R. Coole		Name: W. John Short

Title: Vice President and Secretary		Title: President and Chief Executive Officer

Address:	3330 Millington Road	Address:	6720 North Scottsdale Road.,
	Beloit, Wisconsin 53511		Suite 390
Scottsdale, Arizona 85253

Fax:	608-363-3759	Fax:	602-522-3001

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SCHEDULE 2.1(a)

Equipment

SCHEDULE 2.1(c)

Assigned Contracts

1)	Healthy Times, Purchase Order #010510, Order Number 15302

2)	Nurture Inc., Happy Family Brands, Purchase Order #SM12150903P, Order Number 15314

3)	Tasty brand, Inc., Purchase Order #081309-02, Order Number 15554

4)	Rafferty’s Garden Austrailia, Purchase Order #645, Order Number 15475

SCHEDULE 2.1(f)

Purchased Fixtures

None

SCHEDULE 2.2(m)

Intellectual Property

None

SCHEDULE 2.2(n)

Excluded Equipment

The following assets located at Seller’s Phoenix, Arizona facility shall constitute Excluded Assets:

1.             Rice oil pressing plant machinery and equipment;
2.             Laboratory and testing equipment;
3.             Ribbon blender;
4.             Witte drier system;
5.             Bulk bag unloader (attached to ribbon blender); and
6.             Dry extrusion unit.

SCHEDULE 2.3(b)

Other Assumed Liabilities

None

SCHEDULE 4.4

Equipment

None

SCHEDULE 4.6

Assigned Contracts

None

SCHEDULE 4.7

Five Largest Customers and Suppliers

Customers:

	2008	2009
Biostime	0.0%	43.73%
Happy Baby	73.2%	15.54%
Healthy Times	26.8%	7.64%
Rafferty’s Garden	0.0%	2.78%
Tasty Baby	0.0%	2.78%
Safeway	0.1%	8.58%

Suppliers:
	2008	2009
Maple Island (co-packer)	38.52%	36.85%
Certified Foods (rice flour)	26.18%	25.05%
Grain Millers (oat flour)	20.23%	19.36%
The Wright Group (vitamin pre-mix)	10.20%	9.76%
Frieslamd Foods (ARA	10.20%	9.76%

SCHEDULE 4.8

Warranty Expense

Below is the aggregate warranty expense for the Business in 2008 and 2009:

2008

$50,000

2009

$18,528

SCHEDULE 4.9

Pending Actions or Lawsuits

None

SCHEDULE 8.4(a)

Exclusion from Positive Covenants

None

SCHEDULE 8.4(b)

Exclusion from Negative Covenants

None

Exhibit A

Intellectual Property License Agreement

Exhibit B

Toll Processing Agreement

Exhibit C

Funds Flow Memorandum

SALE BY NUTRACEA
OF CERTAIN ASSETS TO KERRY INC.

  February ___, 2010

This Funds Flow Memorandum outlines the distribution of funds in connection with the consummation of the sale (the “Sale”) by NutraCea (“Seller”) of certain assets related to Seller's business to Kerry Inc. (“Buyer”), pursuant to that certain Asset Purchase Agreement, by and between Seller and Buyer dated as of February ___, 2010 (the “Asset Purchase Agreement”).

Seller instructs Buyer to distribute the Purchase Price related to the Sale in accordance with the instructions set forth in this Funds Flow Memorandum, and Buyer agrees to distribute the Purchase Price related to the Sale in accordance with the instructions set forth in this Funds Flow Memorandum.

Capitalized terms not otherwise defined in this Funds Flow Memorandum shall have the meanings set forth in the Asset Purchase Agreement.

I.             SOURCE OF FUNDS

(A)           Buyer

(1)	Cash Purchase Price		$3,900,000

(2)	Deposit		$250,000

(3)	Finders Fee		$200,000

(4)	Inventory	$

(4)	TOTAL	$

II.           DISTRIBUTION OF FUNDS

(A)           Seller

(1)	Amount:	$

(2)	Wire Instructions:

Bank:
Bank Contact:
ABA:
Account Number:
Account Name:
Swift Code:
Notify:

The parties agree that the Estimated Purchase Price related to the Sale shall be distributed in accordance with the instructions set forth in this Funds Flow Memorandum.

SELLER:	BUYER:

NUTRACEA, INC.	KERRY INC

By	By
William R. Coole

Its	Its	Vice President & General Counsel

Exhibit D

Bid Procedures

Set forth below are the bidding procedures (the “Bid Procedures”) to be employed with respect to the proposed sale (the “Sale”) of the Purchased Assets pursuant to that certain Asset Purchase Agreement dated February 11, 2010 (the “Agreement”) between NutraCea, a California corporation (“Seller”) and Kerry Inc., a Delaware corporation (“Buyer”). The transaction contemplated by the Agreement is subject to competitive bidding as set forth herein and approval by the Bankruptcy Court pursuant to Sections 363 and/or 365 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”).  All capitalized terms used but not otherwise defined in these Bid Procedures have the meanings ascribed to them in the Agreement.

The Bid Procedures set forth herein describe, among other things, the assets available for sale, the manner in which bidders and bids become Qualified Bidders and Qualified Bids (each as defined herein), respectively, the receipt and negotiation of bids received, the conduct of any subsequent competitive bidding process, the ultimate selection of the Successful Bidder(s) (as defined herein), and the Bankruptcy Court’s approval thereof (collectively, the “Competitive Bidding Process”).  The Seller intends to consult with, among others, counsel for the official committee of unsecured creditors (the “Committee”) throughout the Competitive Bidding Process.  In the event that the Seller and any party disagree as to the interpretation or application of these Bid Procedures, the Bankruptcy Court will hear and resolve such dispute.

Assets To Be Sold

The assets proposed to be sold include the equipment, inventory, purchase orders, and customer and supplier lists relating solely to Seller’s infant cereal business and certain related  intellectual property, all as more particularly set forth and defined in Section 2.1 of the Agreement (the “Purchased Assets”).

“As Is, Where Is”

The sale of the Purchased Assets, or any portion thereof, will be on an “as is, where is” basis and without representations or warranties of any kind, nature, or description by the Seller, its agents, or estate, except, with respect to the Buyer, to the extent set forth in the Agreement and, with respect to a Successful Bidder, to the extent set forth in the relevant purchase agreement of such Successful Bidder approved by the Bankruptcy Court.

Free of Any and All Claims and Interests

Except to the extent otherwise set forth in the relevant purchase agreement of such Successful Bidder or ordered by the Bankruptcy Court, all of the Seller’s right, title, and interest in and to the Purchased Assets, or any portion thereof, will be sold free and clear of all pledges, liens, security interests, encumbrances, claims, charges, options, and interests on and/or against the Purchased Assets (collectively, the “Claims and Interests”), such Claims and Interests to attach to the net proceeds of the sale of such Purchased Assets.

Participation Requirements

Unless otherwise ordered by the Bankruptcy Court or as otherwise determined by Seller (in consultation with counsel for the Committee), in order to participate in the Competitive Bidding Process, each person other than Buyer who wishes to participate in the Competitive Bidding Process (each, a “Potential Bidder”) must deliver to Seller, Seller’s counsel, and the Committee’s counsel (collectively, the “Notice Parties”):

i)             an executed confidentiality agreement (to be delivered prior to the distribution of any confidential information by Seller to a Potential Bidder) that shall not be on terms that, in Seller’s reasonable judgment, are more favorable to the Potential Bidder than the confidentiality agreement executed by Buyer;

ii)            written evidence of a firm, irrevocable commitment for financing and current financial statements of the Potential Bidder (audited, if available), or, if the Potential Bidder is an entity formed for the purpose of acquiring the Purchased Assets, such financial statements of the equity holder(s) of the Potential Bidder, or such other form of financial disclosure and credit-quality support or enhancement that will allow Seller and its financial advisors, in consultation with the Committee, to make a reasonable determination as to the Potential Bidder’s financial and other capabilities to consummate the transactions contemplated by the Agreement; and

iii)           a written proposal setting forth (a) the purchase price, (b) any Purchased Assets expected to be excluded or any additional assets desired to be included, (c) the structure of the financing of the transactions contemplated by the proposal (including the sources of the financing for the purchase price), (d) any anticipated corporate, stockholder, internal or regulatory consents or approvals required to close the transactions contemplated by the Agreement, together with the anticipated time frame and any anticipated impediments for obtaining such consents or approvals, (e) the proposed number of employees of Seller who will become employees of the Potential Bidder, and any proposed measures associated with their continued employment, and (f) any conditions to closing that the Potential Bidder may wish to impose in addition to those set forth in the Agreement.

A Potential Bidder that delivers the documents described above in substantial compliance with the form and manner described above as determined by Seller in its reasonable business judgment and whose financial information demonstrates to Seller’s reasonable satisfaction (after consultation with the Committee and Seller’s financial advisors) the financial capability of the Potential Bidder to consummate the transactions contemplated by the Agreement, will be deemed a “Qualified Bidder.”  Notwithstanding the foregoing, Seller may request such additional information from a Potential Bidder as necessary in order to evaluate the Potential Bidder’s ability to consummate a transaction and to fulfill its obligations in connection therewith and such Potential Bidder shall be obligated to provide such additional information as a precondition to becoming a Qualified Bidder and participating in the Competitive Bidding Process.

Seller shall deliver to Buyer copies of all proposals submitted by Potential Bidders within one (1) business day after receipt thereof.

Due Diligence

No due diligence for any Person other than a Qualified Bidder who has submitted a Qualified Bid will continue after the Bid Deadline.  Seller will provide to Buyer prompt access to all due diligence materials and other information provided to any Qualified Bidder that were not previously made available to Buyer.

Bid Deadline

A Qualified Bidder that desires to make a bid will deliver written copies of its bid to the Notice Parties in accordance with the notice provision set above so as to be received no later than three (3) business days prior to the hearing on the Sale Motion (the “Bid Deadline”).  Seller, after consultation with the Committee, may extend the Bid Deadline once or successively; provided, that for any such extension beyond one (1) business day, Seller will have obtained the prior written consent of Buyer, which consent shall not be unreasonably withheld.  Seller will promptly notify Buyer and all Qualified Bidders of any extension of the Bid Deadline.

Qualified Bid

A bid submitted will be considered a “Qualified Bid” only if it is submitted by a Qualified Bidder in accordance herewith and complies with all of the following:

i)              it states that it is irrevocable until the selection of the Successful Bidder; provided, that if such Qualified Bidder is selected as the Successful Bidder, its offer will remain irrevocable until the closing of the Sale to the Successful Bidder;

ii)            it includes a duly authorized and executed agreement proposed by such Qualified Bidder (the “Marked Agreement”), including the purchase price of the Purchased Assets expressed in U.S. Dollars (the “Offered Purchase Price”), together with all exhibits and schedules thereto, as well as copies of such materials marked to show those amendments and modifications to the Agreement, which amendments and modifications shall, in Seller’s reasonable business judgment, be no less favorable than the terms and conditions set forth in the Agreement;

iii)           it is not conditioned on the outcome of unperformed due diligence by such Qualified Bidder or any financing contingency;

iv)           it has a value to Seller, in Seller’s reasonable business judgment (after consultation with its financial advisors and the Committee), that is greater than or equal to the sum of (a) the Purchase Price (as defined in the Agreement), plus (b) the amount of the Expense Reimbursement, plus (c) $25,000;

vi)           it includes evidence, in form and substance reasonably satisfactory to Seller, of authorization and approval from such Qualified Bidder’s board of directors (or comparable governing body) with respect to the submission, execution and delivery of, and closing under, the Marked Agreement;

vii)           it is accompanied by a good faith deposit in the form of a wire transfer (to a bank account specified by Seller or to Escrow Agent) in an amount equal to $250,000; and

viii)          it is received by the Bid Deadline.

Notwithstanding the foregoing, Buyer will be deemed a Qualified Bidder, and the Agreement will be deemed a Qualified Bid, for all purposes in connection with the Competitive Bidding Process and the Sale.

Due Diligence Expense Reimbursement

Recognizing the value and benefits that Buyer has provided to Seller by entering into the Agreement, as well as Buyer’s expenditure of time, energy and resources, Seller has agreed that if Buyer is not the Successful Bidder, Seller will, in the circumstances set forth in the Agreement, pay to Buyer an amount equal to the lesser of: (a) its actual fees, costs and expenses incurred in connection with the Agreement, due diligence on the Purchased Assets and Assigned Contracts (including financial, tax, legal, operations, accounting, employee, customer and valuation due diligence), obtaining entry of the Bid Procedures Order or Sale Order, participating in the Competitive Bidding Process and any other transactions or actions relating thereto, including, without limitation, attorneys’ fees, consulting fees and advisory fees; or (b) One Hundred Fifty Thousand Dollars ($150,000) (hereinafter referred to as the “Due Diligence Expense Reimbursement”), which shall constitute administrative expense claims against Seller under Section 503(b) of the Bankruptcy Code, payable in accordance with the terms of the Agreement, Bid Procedures Order and Sale Order.

Competitive Bidding Process

Copies of all Qualified Bids will be delivered to Buyer when they are determined to be Qualified Bids but no later than two (2) calendar days prior to the hearing on the Sale Motion.  At least one (1) calendar day prior to the hearing on the Sale Motion, Seller will provide copies to Buyer and all other Qualified Bidders of the Qualified Bid which Seller believes, in its reasonable business judgment after consultation with the Committee, is the highest or otherwise best offer (the “Starting Bid”).  The Competitive Bidding Process will run in accordance with the following procedures:

i)             only Buyer and other Qualified Bidders will be entitled to make bids during the Competitive Bidding Process;

ii)             Buyer and each other Qualified Bidder will be required to confirm that it has not engaged in any collusion with respect to the bidding or the Sale;

iii)           bidding will begin with the Starting Bid and continue, in one or more rounds of bidding, so long as during each round at least one subsequent bid is submitted by a Qualified Bidder that improves upon such Qualified Bidder’s immediately prior Qualified Bid, by an incremental value to the estate of at least $25,000 over the prior bid (in each case net of the amount of any Due Diligence Expense Reimbursement that would be payable if such Qualified Bid was the Successful Bid);

iv)           Buyer shall be entitled to credit the amount of the Due Diligence Expense Reimbursement in connection with making any subsequent bids during the Competitive Bidding Process; and

v)            in the event a Qualified Bid is submitted containing non-cash consideration, the assumption of any debt or liabilities of Seller (other than to the extent already expressly set forth in the Agreement), a proposal to pay any amounts to Seller based on future contingencies or otherwise provide Seller with any form of consideration other than cash at closing (collectively, “Alternative Consideration”), Seller, in consultation with the Committee and Seller’s advisors, shall announce during the Competitive Bidding Process what value Seller reasonably believes any such Alternative Consideration will have for purposes of determining the actual, present value of any such bid.

Notwithstanding any of the foregoing, Seller, after consultation with Seller’s advisors and the Committee, may adopt such other rules for the Competitive Bidding Processes it reasonably anticipates will result in the highest or best value for the estate and which are not inconsistent with any Bankruptcy Court order, provided that such other rules are not inconsistent with these Bid Procedures and are communicated to all participants during or prior to the Competitive Bidding Process.

Selection of Successful Bid

Prior to the conclusion of the Competitive Bidding Process, Seller, in consultation with the Committee, will (a) review and evaluate each Qualified Bid and (b) identify the highest or otherwise best offer for the Purchased Assets (the “Successful Bid” and the bidder(s) making such bid, the “Successful Bidder”).  Such determination of the Successful Bid by Seller will be final subject to approval by the Bankruptcy Court.  In the event that Buyer is not the Successful Bidder, Buyer will serve as back-up bidder under the terms and conditions set forth in the Agreement or such higher and better terms as Buyer may designate on the record at the hearing on the Sale Motion; provided, however, that Buyer shall not be obligated to hold itself out as a backup bidder, without Buyer’s consent, later than March 31, 2010, and shall be entitled to the return of its deposit upon the expiration of any such backup bid.

Exhibit E

Sale Motion; Approval Order

The Sale Motion to be filed by Seller with the Bankruptcy Court, as provided in Section 6.1 of the Agreement, shall request entry of the Sale Order which, among other things, shall:

(i)            approve in all respects the Sale Motion and the sale of the Purchased Assets to Buyer on the terms and conditions set forth in the Agreement, authorize and approve Seller’s execution, delivery and performance of the Agreement and the transactions contemplated thereby, and order that Seller is authorized to perform all acts necessary to consummate the transactions contemplated by this Agreement;

(ii)           include a specific finding that Buyer is purchasing the Purchased Assets in good faith and is a good faith purchaser of the Purchased Assets pursuant to and within the meaning of the provisions of Bankruptcy Code Section 363(m) and is entitled to the protections provided thereby;

(iii)          provide that, pursuant to Sections 105 and 363 of the Bankruptcy Code, the sale of the Purchased Assets to Buyer shall be free and clear of all pledges, liens, security interests, encumbrances, claims (as claim is defined in Section 101(5) of the Bankruptcy Code), charges, options, and interests on and/or against the Purchased Assets;

(iv)          determine that, except as expressly provided in the Agreement with respect to the Assumed Obligations, neither the Buyer nor any of the Purchased Assets shall have any obligation or liability for any of the indebtedness, liabilities or other obligations of Seller (including based on successor liability or similar theory) or be subject to any tax liability of Seller except for transfer tax liability that may be incurred as a result of the transfer of the Purchased Assets to Buyer pursuant to that Sale Order;

(v)           determine that upon the Closing the Assigned Contracts shall have been assigned to Buyer in accordance with Sections 363 and/or 365 of the Bankruptcy Code;

(vi)          find that sufficient and adequate prior notice to all parties in interest in the Bankruptcy Case was given;

(vii)         find that cause exists to permit closing under the Sale Order immediately following the entry of the Sale Order notwithstanding Rules 6004(g) and 6006(d), Federal Rules of Bankruptcy Procedure; and

(viii)        provide, to the extent applicable, that the Sale Order shall be binding on Seller, its bankruptcy estate, all creditors and parties in interest, and all counterparties to the Assigned Contracts.

The Sale Motion shall otherwise be in form and substance reasonably satisfactory to the Buyer, and the Sale Order shall contain such other findings of fact, conclusions of law and other provisions as Buyer may reasonably require.

Exhibit F

Purchase Price Allocation

Machinery	$1,600,000
Know-How (trade secrets, processes and formulae)	$1,000,000
Remaining Intellectual Property and Good Will	$1,300,000